Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended	Year-ended December 31,
	September 30, 2017	2016	2015(1)	2014(1)	2013	2012
FIXED CHARGES:
Interest expense on deposits	$177,524	$277,022	$289,145	$238,565	$211,520	$238,019
Interest expense on borrowings(2)	913,040	1,148,037	947,065	849,077	570,600	635,739
Accretion of debt premium and issuance expense to the P&L during the period
Portion of rent expense representative of interest	36,298	48,004	51,807	46,134	42,122	41,774

Total Fixed Charges including deposit interest	$1,126,862	$1,473,063	$1,288,017	$1,133,776	$824,242	$915,532

Total Fixed Charges excluding deposit interest	$949,338	$1,196,041	$998,872	$895,211	$612,722	$677,513

EARNINGS:
Pretax income (loss) from continuing operations before adjustment for income or loss from equity investees	$953,614	$965,532	$(3,646,376)	$4,698,704	$301,091	$26,218
ADD: Distributed income of equity investees(3)	7,572	4,819	11,881	7,990	182,113	477,502
ADD: Total fixed charges including deposit interest	1,126,862	1,473,063	1,288,017	1,133,776	824,242	915,532

Total earnings (loss) including deposit interest in fixed charges	$2,088,048	$2,443,414	$(2,346,478)	$5,840,470	$1,307,446	$1,419,252

Less: Interest Expense on deposits	(177,524)	(277,022)	(289,145)	(238,565)	(211,520)	(238,019)
Total earnings (loss) excluding deposit interest in fixed charges	$1,910,524	$2,166,392	$(2,635,623)	$5,601,905	$1,095,926	$1,181,233

RATIOS OR DEFICIENCY:
Earnings/fixed charges Excluding interest on deposits	2.01	1.81	(2.64)	6.26	1.79	1.74
Including interest on deposits	1.85	1.66	(1.82)	5.15	1.59	1.55
Deficiency in earnings to fixed charges including deposits	N/A	N/A	$3,634,945	N/A	N/A	N/A
Deficiency in earnings to fixed charges excluding deposits	N/A	N/A	$3,634,945	N/A	N/A	N/A

(1)	On July 1, 2016, ownership of several Banco Santander, S.A. subsidiaries, including Santander BanCorp, BSI, SIS and SSLLC, was transferred to SHUSA. As these entities were and are solely owned and controlled by Banco Santander, S.A. prior to and after July 1, 2016, in accordance with Accounting Standards Codification (“ASC”) No. 805 — Business Combinations (ASC 805), the transaction has been accounted for under the common control guidance, which requires SHUSA to recognize the assets and liabilities transferred at their historical cost of the transferring entity at the date of the transfer. Additionally, as this transaction represents a change in reporting entity, the guidance requires retrospective combination of the entities for all periods presented in these financial statements as if the combination had been in effect since inception of common control. On July 1, 2017, an additional Santander subsidiary, Santander Financial Services, Inc. (“SFS”), a finance company located in Puerto Rico, was transferred to SHUSA. The contribution of SFS to the Company transferred approximately $679 million of assets, which were primarily comprised of cash and cash equivalents and loans held for sale, approximately $357 million of liabilities and approximately $322 million of equity to the Company. Moreover, the Company is in the process of dissolving the business assets. SFS is an entity under common control of Santander; however its results of operations, financial condition, and cash flows are immaterial to the historical financial results of the Company. As a result, the Company has determined that it will report the results of SFS on a prospective basis beginning July 1, 2017 rather than retrospectively restate its financial statements for the contribution of SFS, as required by GAAP. As a result, SHUSA’s net income is understated for the nine-month period ended September 30, 2017 and September 30, 2016 by $3.3 million and $14.7 million, respectively, and a contribution to stockholder’s equity of $322.1 million was recorded on July 1, 2017. SHUSA’s net income is understated by $13.5 million and $17.6 million for the year ended December 31, 2016 and 2014, respectively. SHUSA’s net loss for the year ended December 31, 2015 is understated by $99.9 million. These impacts are immaterial to the overall presentation of SHUSA’s financial statements for each of the periods presented.
(2)	Consists of interest expense on all indebtedness (including amortization of deferred financing costs)
(3)	Income was not distributed from Santander Consumer U.S.A. Holdings Inc. to the Company until the second quarter of 2012